Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this annual report (Form 10-K) of MRC Global Inc. of our report dated March 5, 2012, with respect to the consolidated financial statements of MRC Global Inc. for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Charleston, West Virginia

March 5, 2012